Exhibit 10.2

FIRST AMENDMENT

TO
STANDSTILL AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to the Standstill Agreement (as hereinafter defined) is made effective as of June 28, 2023 (the “Amendment Effective Date”) by and among Iliad Research and Trading, L.P., a Utah limited partnership, or its successors or assigns (“Iliad”), Uptown Capital, LLC, a Utah limited liability company (f/k/a Irving Park Capital, LLC), or its successors or assigns (“Uptown”), Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Streeterville,” and together with Iliad and Uptown, “Investor”), Jaguar Health, Inc., a Delaware corporation (“Jaguar”), and Napo Pharmaceuticals, Inc., a Delaware corporation and subsidiary of Jaguar (“Napo,” and together with Jaguar, “Company”).

WHEREAS, Company and Investor are parties to that certain Standstill Agreement dated as of May 8, 2023 (the “Standstill Agreement”);

WHEREAS, Jaguar desires to issue to Investor, and Investor desires to acquire from Jaguar, up to $2.5 million worth of shares of convertible preferred stock in exchange for the outstanding Royalty Interests in one or more exchange transactions pursuant to Section 3(a)(9) of the Securities Act, whereby the effective exchange price shall equal the Minimum Price (as defined pursuant to Nasdaq Listing Rule 5635(d)) as of the date of the definitive agreement for the initial exchange transaction (the “3(a)(9) Transaction”); and

WHEREAS, Company and Investor desire to revise certain terms set forth in the Standstill Agreement to permit (i) Jaguar to consummate the 3(a)(9) Transaction without triggering the termination of the Standstill Period, and (ii) Investor to (A) consummate the 3(a)(9) Transaction during the Standstill Period and (B) sell all shares of Common Stock beneficially owned by Investor immediately prior to the consummation of the 3(a)(9) Transaction during the Standstill Period.

NOW, THEREFORE, in consideration of the foregoing and upon the terms and conditions set forth below, the parties agree as follows:

1.            Definitions. Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings set forth in the Standstill Agreement.

2.           Effective Date. This Amendment shall become effective as of the Amendment Effective Date.

3.            Amendments.

(a)            Paragraph D of the recitals of the Standstill Agreement is hereby deleted in its entirety and replaced as follows:

D.            Company has requested that Investor, for a period beginning on the Effective Date and ending on the earliest of: (1) the date that is six (6) months following the Effective Date, (2) the date of the public announcement of the probability value (also known as the “P-value”) in Jaguar’s OnTarget Phase 3 clinical trial of crofelemer for prophylaxis of cancer therapy-related diarrhea, and (3) the date of any offering or sale of any debt or equity securities (or instruments convertible into equity securities), including without limitation any at-the-market offering (also known as an ATM Offering), but excluding any Exempt Issuance (the “Standstill Period”), (a) allow Company to refrain from making the Royalty Payments, including any Royalty Payments due and payable as of the Effective Date, and (b) refrain from buying, selling, or otherwise trading in Jaguar’s Common Stock or Common Stock Equivalents, except for the Permitted Transactions, all as more fully set forth in this Agreement (collectively, the “Standstill”). For purposes of this Agreement, “Exempt Issuance” means the issuance of (i) shares of Common Stock, any securities of Jaguar which would entitle the holder thereof to acquire at any time Common Stock (“Common Stock Equivalents”), options, or other equity awards to employees, officers, directors, or consultants of Jaguar pursuant to any stock or option plan or other equity award plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors of Jaguar or a majority of the members of a committee of non-employee directors established for such purpose, (ii) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, solely at the election of the holder, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (except for such decreases in exercise, exchange or conversion price in accordance with the terms of such securities) or to extend the term of such securities, (iii) securities in a contemplated private placement with certain accredited investors of up to $3 million (the “PIPE”), including any shares of Common Stock issuable upon the exercise or exchange of or conversion of such securities; (iv) securities in a privately negotiated transaction to vendors, services providers, strategic partners or potential strategic partners of Jaguar which are not issued for capital-raising purposes, and (v) securities in exchange for up to $2.5 million worth of outstanding Royalty Interests pursuant to Section 3(a)(9) of the Securities Act (the “3(a)(9) Exchange”), including any shares of Common Stock issuable upon the exercise or exchange of or conversion of such securities (collectively, the “3(a)(9) Exchange Securities”). For purposes of this Agreement, “Permitted Transactions” means: (i) the acquisition by Investor of the 3(a)(9) Exchange Securities; and (ii) the sale by Investor of up to 100% of the aggregate number of shares of Common Stock beneficially owned by Investor immediately prior to the consummation of the 3(a)(9) Exchange. For the avoidance of doubt, the 3(a)(9) Exchange Securities shall be subject to the Standstill and may not be sold or otherwise traded in by Investor during the Standstill Period.

4.            Effect of Amendment. Except as expressly amended in this Amendment, all terms and conditions of the Standstill Agreement shall remain in full force and effect.

5.            Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original instrument enforceable in accordance with its terms and all of which shall constitute but one and the same agreement of the parties.

6.            Dispute Resolutions; Governing Law. The provisions of Sections 11, 12 and 13 of the Standstill Agreement shall apply equally to this Amendment.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their duly authorized officers or representatives as of the Amendment Effective Date.

COMPANY:

Jaguar Health, Inc.

By:	/s/ Lisa Conte
Lisa Conte, President and CEO

Napo Pharmaceuticals, Inc.

By:	/s/ Lisa Conte
Lisa Conte, President and CEO

[Signature Page to First Amendment to Standstill Agreement]

INVESTOR:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

Iliad Research and Trading, L.P.

By: Iliad Management, LLC, its General Partner

By: Fife Trading, Inc., its Manager

	By:	/s/ John M. Fife
John M. Fife, President

Uptown Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to First Amendment to Standstill Agreement]